Exhibit 10.7

December 18, 2003

Mr. Tony Pearl                                                                                                           Via Federal Express

800 N. Michigan Avenue

Apt. 4401

Chicago, IL 60611

Dear Tony:

Thank you for your interest in joining the Semiconductor Products Sector (SPS) of Motorola, Inc. As you know, SPS is one of the world’s premier providers of semiconductors and embedded systems solutions. We think you could make significant contributions to the future success of SPS, and we hope that you will accept the offer contained in this letter and become part of our team.

We have made you aware that Motorola intends to separate its semiconductor operations into an independent, publicly traded company. For purposes of this letter we will refer to the planned independent company as “SPS-Spinco.” The position you are being offered is to support SPS-Spinco, and your continued employment in this role is contingent upon Motorola proceeding with its plans and separating the semiconductor operations into an independent company.

The specific position you are being offered is that of Vice President and Treasurer of SPS-Spinco, located in Austin, Texas, reporting to me. It is our intent to seek approval from the Motorola Board of Directors to elevate you to the level of Corporate Vice President soon after the commencement of your employment. This letter contains the terms of the offer of employment developed following discussions with you. You are expected to begin employment on January 5, 2004.

Cash Compensation

Your gross base salary will be US$9,615.38 (less applicable taxes and withholding) paid on a bi-weekly basis, which is the equivalent of an annual salary of US$250,000 (Two Hundred Fifty Thousand Dollars)(less applicable taxes and withholding). In addition, within thirty (30) business days of the commencement of your employment, Motorola will pay you a sign-on bonus in the amount of US$100,000 (One Hundred Thousand Dollars) (less applicable taxes and withholding). By accepting this offer of employment, you agree that if you voluntarily terminate your employment with Motorola or if you are terminated for Cause within twenty-four months of your employment commencement date, you will repay a pro-rated portion of the sign-on bonus to Motorola or SPS-Spinco, as applicable, in full within 60 days after the termination of your employment. By your acceptance of this offer, you further agree that Motorola or SPS-Spinco may withhold this amount from any funds owed to you at the time of your termination.

You will also be eligible to participate in the Motorola Incentive Plan (“MIP”) for the 2004 plan year. Targeted payout levels are determined based on employee level. For the 2004 plan year, the target incentive for your level is equal to 65% of your base salary. The actual amount of MIP award you will receive is based on both SPS-Spinco and your individual performance and is within the discretion of Motorola. Payment of your MIP award will be made on or before May 31, 2005. You further understand

Mr. Tony Pearl

April 1, 2004

the if you voluntarily terminate your employment with Motorola or SPS-Spinco, or if you are terminated for Cause prior to December 31, 2004 you are not eligible for any MIP award for the 2004 plan year.

Equity Compensation

Stock Options

In addition to your base salary, you will be granted the option to purchase 60,000 shares of Motorola common stock, subject to the approval of the Compensation Committee of the Board of Directors, with the following terms. The options vest over four years, 25% on each anniversary of the grant, and will have a 10-year term. The option grant price will be the Fair Market Value, as determined under the Plan, on the later of your date of employment or the date of approval by the Compensation Committee of the Board of Directors, or its delegate. Additionally, if you are terminated without Cause, all of your unvested options will automatically become fully vested upon termination and your vested options will expire twelve months after your termination of employment. These and all other conditions surrounding the grant are outlined in a separate Stock Option Award Document and a Stock Option Consideration Agreement that must be signed as a condition of the grant.

SPS-Spinco also intends to provide a Founder’s Grant of stock options to its employees at or near the time of separation from Motorola. By accepting this offer and continuing your employment through the date SPS-Spinco separates from Motorola, you will be eligible to receive a Founder’s Grant of stock options.

Severance if Motorola does not proceed with IPO of SPS-Spinco

You understand that if Motorola does not proceed with its plans to separate its semiconductor operations into an independent company, SPS-Spinco will not have a need for a Treasurer, and your employment may be terminated. The following provisions apply in this circumstance: If Motorola has not proceeded with an IPO of SPS-Spinco within the 12-month period following commencement of your employment, and your employment is terminated without Cause during that 12-month period you are entitled to receive, in addition to any salary owed to you for days worked up to and including the date of termination, severance pay in the amount of US$325,000 (less applicable withholding and taxes). In addition to the severance pay, Motorola will pay you an additional allowance to compensate you for your COBRA premiums for your existing health coverage for a period of up to eighteen (18) months. Prior to receiving these payments, you will be required to execute a release of all claims prepared by Motorola at the time of your separation.

You understand and agree that the severance pay and payment for COBRA premiums described in the preceding paragraph is the entire obligation Motorola will have to you if Motorola chooses not to proceed with the IPO and your employment is terminated without Cause within the 12-month period beginning on your first date of employment. You understand that you will not be eligible to receive severance or benefits under any other Motorola, Inc. voluntary or involuntary severance plan during this period. You further understand that you are not entitled to this severance if your employment ends due to your voluntary resignation or termination for Cause. If your employment with Motorola or SPS-Spinco continues beyond this 12-month period, you understand and agree that your employment from that point forward will be on an at-will basis, and that you no longer have a right to receive severance from

Mr. Tony Pearl

April 1, 2004

Motorola or SPS-Spinco. Your eligibility for any severance after the initial 12-month period will depend upon the terms of any applicable Motorola or SPS-Spinco severance plan in effect on the date of your termination.

Additional Officer Rewards Programs

As a Vice President, you will also enjoy other significant benefits as outlined below:

•	The Executive Vehicle Program. You will be given the option to use a new company-owned vehicle. Upon approval of your elevation to Corporate Vice President, you will be able to participate in the Executive Vehicle Program within the following guidelines:
-	2 year option US$39,000 maximum Company cost
-	3 year option US$47,000 maximum Company cost

Allowances are re-established annually. A separate allowance of up to US$400 is provided for the purchase and installation of an alarm system on the chosen vehicle. Further details of the Executive Vehicle Program will be provided to you upon hire.

•	Housing Allowance. Motorola will provide you with temporary housing in Austin for a period of up to nine months.

•	The Executive Residential Security Program. Upon approval of your elevation to Corporate Vice President, you will be eligible to participate in the Executive Residential Security Program. This program provides you and your family the protection of a professionally designed home security system.

•	Relocation Benefits. Motorola also will provide relocation benefits as outlined in the Relocation Policy. Our Motorola Relocation Services Group will ensure that you are provided with the necessary benefits and service to facilitate a smooth transition to your new location. Our program is designed around your needs and provides you with substantial support to assist you in your relocation. Someone from our Relocation Services Group will contact you to review your requirements. If you voluntarily terminate your employment with Motorola or if you are terminated for Cause within two years of your employment commencement date, all relocation expenses incurred on your behalf must be repaid to Motorola, otherwise you shall have no obligation to return such amounts.

•	Health and Welfare Benefits. You will immediately begin participation in all of Motorola’s comprehensive U.S. health and welfare benefit programs. Information on your Motorola benefits package will be provided under separate cover.

Miscellaneous

This offer, your acceptance, and the terms and conditions of your employment shall be governed by the law of the State of Texas, U.S.A.

Mr. Tony Pearl

April 1, 2004

This offer is contingent on satisfactory completion of Motorola’s pre-employment drug testing requirement within 60 days prior to your start date, satisfactory results of a background investigation and your ability to obtain a Government Security Clearance if it is necessary for the position you are being hired for.

This offer is also contingent upon proof of employment eligibility in the U.S. and compliance with export control requirements. Should an export control license be required, please be advised that your employment will be conditioned upon issuance of such license. Should you choose to accept this offer, as required by law, we must verify your employment eligibility on Form I-9 the day you begin your employment, so you will be asked to provide documentation that establishes your identity and authorizes you to work in the United States. Furthermore, if applicable, you must always maintain your visa status throughout your tenure with the company, as it is Motorola’s policy to comply with all immigration laws and regulations. We will work closely with you and your management to obtain work authorization as needed. We ask that you maintain close contact with our Global Immigration Services, as necessary, to permit them to assist you at each stage of the immigration process and answer questions about the legal issues or corporate policies involved.

You represent and warrant that your employment with Motorola as outlined in this letter does not and will not violate any of your continuing contractual, legal or other obligations to any other previous employer and further that no obligations you have to any previous employer will materially interfere with your ability to devote your full attention to your Motorola duties and responsibilities.

For all purposes in this letter agreement, “Cause” shall mean: (i) Any material breach by you of any of the representations or commitments made by you in this letter or in any agreement between you and Motorola that, if curable, is not cured within thirty (30) days of notice; (ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (iii) Threats or acts of violence or harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of Motorola; (iv) Any breach of Motorola’s policies and rules, as may be in effect from time to time during the term of your employment, that would usually result in termination; (v) The sale, possession or use of illegal weapons or drugs on the premises of the Company or a customer of the Company; (vi) Material misappropriation of the assets of Motorola or other acts of dishonesty at the expense of Motorola; (vii) Willful misconduct or gross negligence in the performance of duties for Motorola that results in material injury to Motorola or any of its employees, independent contractors, vendors, customers, or business partners; (viii) Violation by you of Motorola’s Business Code of Conduct or any other attempt by you to improperly secure any personal profit in connection with the business of Motorola or any of its subsidiaries or (ix) any determination by the Securities and Exchange Commission, or any other regulatory agency or court, that you have committed a violation of the securities laws or regulations, or of the Sarbanes-Oxley Act or regulations.

For purposes of this letter agreement, “willful misconduct” shall mean acts or failures to act with a lack of good faith or with a lack of reasonable belief that such actions or failures to act were in the best interest of Motorola or with reasonable cause to believe your acts or failures to act were unlawful.

You understand and agree by accepting this offer that the subsequent transfer of your employment from Motorola to the independent, publicly traded company contemplated by this press release does not constitute a termination of employment for purposes of any of the items discussed in this offer. In

Mr. Tony Pearl

April 1, 2004

addition, any repayment obligations you have to Motorola resulting from your voluntary resignation or termination with Cause from employment succeed to and may be enforced by SPS-Spinco.

Next Steps

We hope this offer meets with your approval. If so, please sign and return a copy of this letter. The offer contained in this letter will remain open until December 17, 2003.

Tony, we are excited about the prospect of you joining the Motorola team. Please do not hesitate to call me at (512) 895-2508 if you have any questions.

Sincerely,

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Alan Campbell

Sr. Vice President and

SPS Director of Finance

Accepted by:

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Mr. Tony Pearl

Date:

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Enclosures